Exhibit 10.1

EyeGate Pharmaceuticals, Inc.

Amended and Restated Change in Control Severance Plan

1.        Purpose of Plan. The Company hereby adopts, as of November 26, 2019, an amendment and restatement of the EyeGate Pharmaceuticals, Inc. Change in Control Severance Plan that was originally adopted on November 27, 2017 (the “Plan”). The purpose of the Plan is to ensure that employees of EyeGate Pharmaceuticals, Inc. (the “Company”) and its subsidiaries are eligible for severance benefits in the event of a Change in Control. Capitalized terms used herein that are not immediately defined are as defined in Section 21 below.

2.        Participants; No Duplication of Benefits. This Plan shall apply to all full-time employees of the Company and its subsidiaries, except for the President and Chief Executive Officer of the Company (such participating employees, the “Participants”).

3.        Effective Date of Plan; Expiration of Plan. This Plan shall become effective as of the occurrence of a Change in Control and shall remain in effect until all obligations under this Plan have been satisfied with respect to all Participants who have experienced a Qualifying Termination (such date on which the Plan ceases to be effective, the “Expiration Date”).

4.        Amendment or Termination of Plan. Prior to the occurrence of a Change in Control, this Plan may be amended or terminated by a majority of the Board of Directors of the Company. Following the occurrence of a Change in Control, this Plan may not be amended or terminated in any respect that adversely affects the rights, protections or benefits of any Participant and may not be terminated until the Expiration Date.

5.        Benefits under this Plan. Upon a Qualifying Termination, and provided that the Participant has signed and not revoked a separation agreement, in a form satisfactory to the Company, including without limitation a general release of all claims against the Company, its subsidiaries and affiliates, and its and their past, present and future officers, directors, shareholders, members, managers, employees, and representatives (collectively, the “Releasees”), and covenant not to sue the Releasees or any of them, which must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s last day of employment with the Company, or its successor, and further provided that the Participant continues to comply with the terms of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement between the Company and the Participant, as such agreement may be amended from time to time, then the Participant will receive the following:

a.        Severance Pay. The Company will make a lump-sum cash payment to the Participant in an amount equal to three (3) weeks of Annual Base Salary for each year of service completed by the Participant, subject to the following minimum and maximum amounts:

(i)       for all Participants that are executive officers or vice presidents of the Company, a minimum amount equal to twenty-six (26) weeks of Annual Base Salary and a maximum amount equal to fifty-two (52) weeks of Annual Base Salary; and

(ii)       for all other Participants, a minimum amount equal to eight (8) weeks of Annual Base Salary and a maximum amount equal to twenty-six (26) weeks of Annual Base Salary.

b.        Pro-Rated Bonus.  The Company will make a lump-sum cash payment to the Participant in an amount equal to the sum of:

(i)       the Participant’s Target Annual Bonus Opportunity, multiplied by a fraction, (x) the numerator of which is the number of days elapsed in the performance year in which the Termination Date occurs, and (y) the denominator of which is 365 (the “Prorated Annual Bonus”); plus

(ii)       In the event that the Participant’s Termination Date occurs prior to the date on which annual bonuses are paid under any annual bonus plan of the Company in respect of the fiscal year of the Company that immediately precedes the year in which the Termination Date occurs, a cash payment equal to the Annual Bonus to which the Participant would have been entitled to receive, if the Participant had remained employed with the Company (assuming the Participant achieved all personal performance metrics at a target level) through the date annual bonuses are paid in respect of such year under such plan.

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d.        Health Care Benefits. If the Participant is eligible for and timely elects continuation of group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the same percentage of COBRA premiums as the Company’s contribution to group health insurance premiums for the Participant on the Participant’s last day of employment with the Company, and make such copayments in separate installments each month until the earlier of (i) the date six (6) months after the last day of Participant’s employment with the Company; and (ii) the date the Participant becomes eligible to participate in group health insurance coverage through a subsequent employer.

e.        Timing of Payment. Subject to section 19, severance benefits will become payable within ten (10) business days after the effective date of the separation agreement referenced in this Section 5.

6.        No Mitigation Required. The Participant will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Participant in connection with this Plan by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by the Participant as the result of other employment after the Participant’s last day of employment with the Company from a subsequent employer, by retirement benefits; provided, that if the Company makes any other severance payments to the Participant under any other program or agreement, or if the Participant was overpaid by the Company during the Participant’s employment with the Company or otherwise owes the Company any money as of the Participant’s last day of employment with the Company, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Plan.

7.        Tax Withholdings. The Company shall withhold all taxes required by state, federal and local law on benefits provided to each Participant under this Plan.

8.        Other Benefit Plans and Agreements. Any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations. Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

9.        Successors. This Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

10.       At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

11.        Governing Law. This Plan will be governed by the laws of the Commonwealth of Massachusetts (without regard to the conflict of laws principles of any jurisdiction).

12.        Legal Fees. The Company and each Participant shall bear their own attorneys' fees incurred in connection with any disputes between them.

13.        Disputes. Any dispute, controversy or claim arising under or in connection with this Plan after a Change in Control will be settled exclusively by binding arbitration administered by the American Arbitration Association in Boston, Massachusetts, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect.

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14.       Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

15.       Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

16.       Payment. Benefits payable under this Plan will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Plan. To the extent benefits under this Plan are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due.

17.       Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts shall be paid to the Participant's beneficiaries.

18.       Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

19.        Section 409A of the Code. Although the Company does not guarantee the tax treatment of any payments under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, as it may be amended from time to time, (including all regulations, rulings and authoritative interpretations) (“Code Section 409A”) such that no tax is triggered thereunder, and to the maximum extent permitted this Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Participants by Code Section 409A or damages for failing to comply with Code Section 409A.

a.        Notwithstanding any other provision of this Plan to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

b.        For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Plan may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

c.        Notwithstanding any other provision of this Plan to the contrary, if at the time of the Participant’s separation from service (as defined in Code Section 409A), the Participant is a “Specified Employee” (as defined in Code Section 409A and related Treasury Regulation Section 1.409A-1(i)), then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to such Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Participant is a “Specified Employee” if on the date of his or her termination of employment he or she is a “key employee” (defined below), and the Company or any affiliate has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, the Participant is a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, if he or she was employed by the Company or any affiliate and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). The Participant will not be treated as a Specified Employee if he or she is not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code. The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

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d.       Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

20. Section 280G of the Code.

a.       Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 20, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, subject to clause (c) hereof, the Covered Payments shall be either:

(i)       reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(ii) payable in full if the Participant's receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount at least five percent (5%) greater than the Reduced Amount.

b.       Order of Reduction. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i)       the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii)       all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

c.       Determinations. Any determination required under this Section 20, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its reasonable discretion. The Participant shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 20. The Company's determination shall be final and binding on the Participant.

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21. Certain Defined Terms.

(a) “Annual Base Salary” means a Participant’s annualized regular rate of salary or hourly pay in effect immediately preceding the Participant’s Qualifying Termination, without giving effect to any reduction thereto on or following a Change in Control.

(b) “Annual Bonus” means a Participant’s annual bonus under any Company bonus plan in which the Participant participates for the given fiscal year of the Company.

(c) “Cause” means:

(i)       the Participant’s conviction (including a plea of nolo contendere) of any illegal conduct constituting a felony or gross misdemeanor under federal or state law or a crime of moral turpitude;

(ii)       the Participant’s willful refusal or failure to follow a lawful directive or instruction of the individual(s) to whom the Participant reports, or if the Participant reports to the Company’s Board of Directors, the Board of Directors, that remains uncured for a period of fifteen (15) days following the Participant’s being provided written notice from the Company or, if the Participant reports to the Board of Directors, from the Board of Directors, of such refusal or conduct;

(iii)       the Participant’s willful misconduct or gross negligence in the performance of the Participant’s job responsibilities;

(iv)       the Participant’s continued failure to perform substantially the Participant’s duties with the Company (other than any such failure (A) resulting from the Participant’s death or incapacity due to bodily injury or physical or mental illness or (B) relating to changes in the Participant’s duties after a Change in Control that constitute Good Reason), for a period of fifteen (15) days following the Participant’s being provided written notice from the Company or, if the Participant reports to the Board of Directors, from the Board of Directors, of such failure;

(v)       the Participant’s violation of the Company’s policies regarding confidentiality, securities trading or inside information;

(vi)       the Participant’s violation of the Company’s sexual harassment, discrimination, retaliation or whistleblower policies or code of ethics; or

(vii)        the Participant’s breach of any agreement with the Company, including the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement.

An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by the Participant in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s Board of Directors (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

(d) “Change in Control” shall mean:

(i)       any “person” or “group,” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act “), acquires common stock of the Company possessing 50% or more of the total voting power of the stock of the Company, provided that, for purposes of this paragraph, any acquisition of common stock directly from the Company shall not constitute a Change in Control; or

(ii)       all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company’s stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

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(e) “Code” means the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated or other Treasury guidance thereunder.

(f) “Good Reason” means (i) the failure of the Company to employ the Participant in his or her position such that the Participant’s duties, authority, or responsibilities are materially diminished without the Participant’s consent, (ii) a material reduction in the Participant’s aggregate base salary without the Participant’s consent, or (iii) the relocation of the Participant’s principal place of employment that increases the Participant’s one-way commute by more than fifty (50) miles, in each case provided the Participant has given written notice to the Company of an event or change constituting Good Reason and his or her intent to terminate employment with the Company for Good Reason within thirty (30) days of the Participant’s being notified of such event or change, and which remains uncured for thirty (30) days after the Company receives such notice of the Participant’s intent to terminate employment with the Company for Good Reason.

(g) “Qualifying Termination” means a termination, during the period beginning on the date the definitive agreement for a Change in Control is fully executed and ending on the six-month anniversary of the consummation of such Change in Control, of a Participant’s employment (i) other than for Cause by the Company or its affiliates, or (ii) by such Participant for Good Reason.

(h) “Target Annual Bonus Opportunity” means the amount of the Annual Bonus that the Participant may be eligible to earn in respect of the fiscal year in which the Termination Date occurs, assuming achievement by the Company (or otherwise) of all applicable performance metrics at the “target” level, without giving effect to any reduction thereto on or following a Change in Control.

(i) “Termination Date” means the date on which the Participant’s employment with the Company terminates due to a Qualifying Termination.

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